Exhibit 10.19

CONTRACT

FOR

DESIGN, BUILDING SUPERVISION, REPRESENTATION,

PROCUREMENT OF

MACHINERIES AND SUPPLIES,

AND TURN-KEY DELIVERY OF

A 5,500 DWT PRODUCT TANKER

(HULL NO. QHS-220)

TO BE BUILT AT QINGDAO HYUNDAI SHIPBUILDING CO. LTD

BETWEEN

ETON MARINE LTD.

AND

IOTA CORPORATION

CONTRACT
FOR
DESIGN, BUILDING SUPERVISION, REPRESENTATION, PROCUREMENT OF
MACHINERIES AND SUPPLIES, AND TURN-KEY DELIVERY
OF
A 5,500 DWT PRODUCT TANKER
TO BE BUILT AT QINGDAO HYUNDAI SHIPBUILDING CO. LTD
(the “BUILDER”)

THIS CONTRACT, made this 24th day of February, 2006 by and between ETON MARINE LTD., having its registered offices at 80 Broad Street, Monrovia, Liberia, for this purpose represented by Mr. Apostolos Manitsas (hereinafter called the “OWNER”), the party of the first part, and IOTA CORPORATION having its registered office at 80 Broad Street, Monrovia, Liberia, for this purpose represented by Dr. Gregory G. Parissis (hereinafter called “IOTA”), the party of the second part.

WITNESSETH THAT

WHEREAS, the OWNER requested IOTA to provide the Design, Building Supervision, Representation and Turn-Key Delivery (hereinafter called the “SERVICES”), as well as to provide for the Procurement of Machineries and Supplies (hereinafter called the “OWNER’S SUPPLIES”), for the construction of one 5,500 DWT product tanker (hereinafter called the “VESSEL”) to be built for the OWNER by Qingdao Hyundai Shipbuilding Co. Ltd (hereinafter called the “BUILDER”) and;

WHEREAS, IOTA offered to undertake the SERVICES and provide the OWNER’S SUPPLIES subject to the terms and conditions as stipulated herein and;

WHEREAS, the OWNER accepted the offer of IOTA upon such terms and conditions and;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the both parties agree as follows:

ARTICLE I: SCOPE OF SERVICES AND OWNER’S SUPPLIES OF IOTA

1.        DESIGN

(a)       IOTA has assisted and guided OWNER in developing a conceptual design of the VESSELS to suit their operational requirements.

(b)      IOTA has developed together with the BUILDER’S Designers a full SHIPBUILDING SPECIFICATION (Hull, Machinery, Electric, Electronic, Piping) as well as:

(i)        The Shipbuilding Process Standard of the BUILDER.

(ii)       The Quality Control, the Safety Procedures and the Inspection Standard of the BUILDER.

(iii)      The BUILDER’S Terms and Conditions applicable to these constructions.

(iv)      The intended degree of Subcontracting

(v)       The intended use of Makers for Machineries, Pumps, Auxiliaries, Outfitting etc.

(c)       IOTA has presented the OWNER with the following interim drawings:

(i)        General Arrangement

(ii)       Midship Section

(iii)      Piping Arrangement

(iv)      List of Makers

which were used in negotiating with the BUILDER the SHIPBUILDING CONTRACT.

(d)      IOTA has participated in the meetings with BUILDER and OWNER in the negotiations that lead to the signing of the SHIPBUILDING CONTRACT.

(e)       After the effectiveness of SHIPBUILDING CONTRACT, IOTA will embark upon the second Design phase which constitutes of about 100 drawings and plans which to be produced by the BUILDER and checked, altered, rechecked by IOTA and approved by CLASS. Concurrently the choice of Makers/Subcontractors will be narrowed and the accepted. Makers will commence sending their drawings/plans to IOTA for approval.

(f)       The third Design phase comprises of about 1000 construction drawings which are to be produced by the BUILDER and, prior to implementation, checked by IOTA.

(g)      During VESSEL’S construction there is a constant flow of partial drawing amendments to overcome inevitable small errors, omissions, miss-cuttings of materials. All pass through IOTA’S scrutiny, approval.

2.        BUILDING SUPERVISION

a.         IOTA will operate a SITE OFFICE at the BUILDER’S premises during the construction of the VESSEL which will consist of four engineers including the Site Manager, i.e. one Hull Inspector, one Machinery Inspector, one Paints Inspector and the Site Manager himself. These will be employees of IOTA and under the overall direction of Dr. G. G. Parissis. They will be considered by the BUILDER as Owner’s Supervisors (hereinafter called the “SUPERVISORS”). Dr. G. G. Parissis will be considered by the BUILDER as “OWNER’S REPRESENTATIVE”.

b.        The SUPERVISORS shall supervise, throughout the construction work of the hull, machinery and equipment of the VESSEL so as to confirm that the material, construction, workmanship and performance of the VESSEL and the machinery and equipment thereof conform to the requirements of the SHIPBUILDING CONTRACT, the Specifications and drawings approved by IOTA on behalf of OWNER.

c.         The Supervising Services to be performed by the SUPERVISORS at the BUILDER shall be stipulated as follows:

(1)       to inspect the materials, machinery and equipment before installation on the VESSEL, as to quality, quantity and storage conditions at the BUILDER,

(2)       to inspect the assembling work of the hull structure and the fitting work of the machinery and equipment,

(3)       to inspect the surface preparation, painting and coating works,

(4)       to witness tests and trials including sea trial, as agreed between IOTA and the BUILDER,

(5)       to check the spare parts and inventory,

(6)       to attend the surveys of the Classification Society,

(7)       to ensure compliance with all statutory requirements as specified, and those that may come into effect during construction,

(8)       to check and expedite the progress of construction work of the VESSEL so that the VESSEL shall be completed and delivered to the OWNER in accordance with the construction schedule as agreed upon between IOTA and the BUILDER, and

(9)       to keep detailed records of all acts and things done by the SUPERVISORS in relation to the provision of all the aforesaid services and to have this information available for OWNER’S scrutiny whenever requested. In the event of any important deficiencies being noted by the SUPERVISORS same to be communicated forthwith to the OWNER.

d.        The SUPERVISORS shall attend, on the shop tests of major items of machinery such as main engines, generator engines and deck cranes, which to be carried out at other than BUILDER’S premises and shall report accordingly.

e.         The SUPERVISORS under instruction of OWNER’S REPRESENTATIVE, shall have the right for giving the decision of acceptance or rejection of such materials, workmanship or tests as stipulated in the above Paragraph to the BUILDER due to the fact that the materials, workmanship or tests are deemed to conform or not to conform to the provisions of the Shipbuilding Contract, the Specifications and the approved drawings. In case of important items, or in case that the SUPERVISORS have any doubt/different opinion between the SUPERVISORS and the BUILDER on conformity of the materials, workmanship or test with the provisions of the Shipbuilding Contracts, the Specifications or the, approved drawings, the OWNER’S REPRESENTATIVE shall take up these with the BUILDER accordingly. Also, during the major shop trials and/or sea trials that will be also attended by OWNER’S REPRESENTATIVE the SUPERVISORS shall consult with the OWNER’S REPRESENTATIVE before any action is taken or discussions are held by the SUPERVISORS with the BUILDER.

3.        REPRESENTATION

During the period of validity of this CONTRACT, that is from signing to the successful delivery of the VESSEL and through to the Makers’ guarantee period given for the Machineries and Equipment procured by IOTA as per ARTICLE 1.4 below, IOTA will liaise closely with:

(i)                   The Classification Society

(ii)                  International Regulatory Bodies (IMO, OCIMF, ILO, etc.)

(iii)                 National Regulatory Bodies (Flag State, Paris MOU, USCG, etc.)

(iv)                 Professional Societies of which Dr. G. Parissis is active member such as

• The Baltic Exchange (Director)

• The Greek Shipping Cooperation Committee (Board Member)

• Lloyd’s Register of Shipping (Central Technical Committee Member)

• The Society of Naval Architects & Marine Engineers (Member)

so that the VESSEL is and remain technically up to date and comply with all Class, National and International regulations.

4.        PROCUREMENT OF MACHINERIES AND SUPPLIES

a.        It is recognised that the VESSEL will be employed not only for worldwide service as a Product Carrier, but also as a Bunkering Tanker in prime bunkering areas where rules are exacting and requirements specialised. As such, a number of specialist equipment need to be installed on board the VESSEL which are not foreseen in the Shipbuilding SPECIFICATION.

b.        In view of the VESSEL being built to newest Class requirements, which do not require any more the carriage of important spare parts, it is agreed between OWNER and IOTA that IOTA, in its sole discretion, will provide the VESSEL with a comprehensive set of spare parts and tools for all Machinery and fittings as necessary.

c.        New IMO, SOLAS and EU regulations are being promulgated for which the Shipyard could not calculate the exact impact and therefore left them out of the specification. Iota will undertake the investigation, procurement and installation of machineries or equipment that will satisfy there regulations, as follows:

i. Inert gas generator of adequate capacity according to the Rules to satisfy inerting all cargo tanks at a rate of 125% of the maximum discharge capacity of the Vessel

ii. Equipment for depleting oxygen from ballast water, according to Rules effecting Clean Ballast. This equipment also removes oxygen from empty cargo tanks, thus stopping any rusting.

iii. EU low sulphur in fuel oil regulations necessitating installation of double settling and service tanks in the Engine Room in order to accommodate different grades of fuel.

d.        Additionally IOTA will undertake the choice, purchasing, transportation, insurance, installation on board as necessary and outfitting of the following OWNER SUPPLIES equipment to EU or equivalent standards:

i. A Blending Machine for blending a light with a heavy fuel in any ratio and of capacity commensurate to the fuel delivery capacity of one of the main cargo pumps. Piping, remote control and remote printing for the above.

ii. Five in number Flow meters to be installed at the outlet of each of the three main cargo lines and two at the inlet of the Blending Machine. Piping, remote control and remote printing for the above.

iii. A Hose Crane with attached 10 inch and 6 inch cargo discharge lines with access along the jib and increased overall length to reach manifolds of VLCCs.

iv. An intrinsically safe deck air compressor to be used both for works on board and as mobile air power source for incapacitated/starting-from-cold vessels.

v. Similarly, an intrinsically safe deck electric generator used to drive the above or used independently for works on board and as mobile power source for incapacitated/starting from cold vessels.

vi. 5x40 meter cargo delivery flexible hoses with reducers of various sizes and universal couplings for simultaneous delivery of three grades of bunkering fuel.

vii. l6x “TIPTO-8” by 170 meter ropes for mooring and attaching to bunkered vessels.

viii. 4xYokohama fenders of 1.5 meters diameter.

e.        IOTA will procure, buy and supply C.I.F. BUILDER’s premises all other BUYER SUPPLIED ITEMS as itemised in the SPECIFICATION, Section 113.

These will be first-class Marine quality with Certificates and EU or equivalent standard, as applicable. For clarity and to avoid possible duplication, they are listed below:

•         All hoses, etc., other than those required by the Rules, or mentioned in this Specification.

•         Steel wires, ropes and hawsers for mooring in excess of the requirements of the Classification Society and/or this specification.

•         Deck, engine and cabin stores in excess of those specified in this Specification.

•         All bedding (pillows, blankets, sheets, covers, etc.) but excluding mattresses.

•         All napery (serviettes, table cloths, etc.)

•         All cook’s and steward’s utensils (crockery, cutlery, silver-wares, china, glasses, pots, pans, etc.)

•         All charts, sailing books and flags.

•         All consumable stores.

•         All medicine and medical equipment.

•         All air tools and hoses except those specified herein.

•         Personal calculators.

•         Recreational equipment other than mentioned in this Specification.

•         Typewriter and other office machines.

•         Hand tools other than specified in Specification.

•         Broadcasting radio receivers and stereophony (sockets installed by Builder).

•         Electric coffee grinder, electric cutting machine, juice maker, small electric boiler for galley and decimal balance, electric ironing machine.

•         Paintings and pictures.

•         All TV sets, radios, stereo sets, DVD sets, etc.

•         Spare parts, tools, navigation equipment, flags, etc., in excess of the requirements of the rules and Regulations as specified herein and/or those specified in this Specification.

•         Water, fuel oil, lubricants and grease, working oil for deck machinery, all consumable liquids or gas including remaining L.O. in pipe etc. to be of the Buyer’s account excepting those which have been consumed in trials and tests which are to be borne by the Builder.

f.         IOTA will establish on board the VESSEL a fully equipped mini- laboratory for the analysis of samples of the various grades of fuels that the VESSEL supplies to its Customers.

g.        IOTA will supply the VESSEL with the following antipollution equipment:

1.         Oil skimmer with diesel driven “Desmi” engine.

2.         Open sea inflatable oil booms (300 meters)

3.         Spraying system for oil spill dispersants

4.         3rd Generation oil spill dispersants (500 litters)

5.        TURN-KEY DELIVERY

In realization of the fact that OWNER will rely solely upon IOTA for all aspects of Design, Supervision, Supply and Delivery of the VESSEL, IOTA undertakes to offer a “Turn-key” delivery of the VESSEL which consists of the following:

A.       Training of OWNER’S officers and crew who take delivery of the VESSEL, provided OWNER makes own arrangements to bring its personnel at the BUILDER’S premises at intervals as recommended by IOTA. The said officers and crew will at all times be housed, victualed, paid, insured and under the responsibility of the OWNER.

B.        IOTA will undertake organization and scheduling of the Delivery procedures and Registration of the VESSEL. In this respect it will liaise with OWNER, BUILDER, Class, OWNER’S Bankers, OWNER’S Lawyers, BUILDER’S Bankers, Chinese Customs and Port Authorities and Flag State Authorities.

C.        IOTA will organize the supply, measurement and recording of the Lubricating Oils, the Hydraulic Oils and the Fuel Oils received, used, remaining and re-supplied to the VESSEL during construction, sea trials and up to delivery. It is understood that these oils are supplied by the OWNER at OWNER’S cost and responsibility. Similarly Water and Gases will be supplied by OWNER and overseen by IOTA.

ARTICLE II: DUTIES AND OBLIGATIONS OF IOTA

1.        IOTA shall perform the SERVICES and provide the OWNER’S SUPPLIES with due care and diligence and shall make every effort so that the VESSEL will be in every respect in conformity with the Shipbuilding Contract, the Specifications, the approved drawings and all National and International rules and regulations and that the VESSEL shall be completed and delivered to the OWNERS in accordance with this CONTRACT and the construction schedule agreed upon between the OWNERS and the BUILDER.

In performing these services and providing the OWNER’S supplies IOTA shall ensure that at all times during the period of this CONTRACT:

(a)       it shall faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time necessary in connection with the provision of the SERVICES and OWNER’S SUPPLIES;

(b)       it shall follow up all lawful and reasonable directions of the OWNER;

(c)       it shall use its best endeavours to promote the interests of the OWNER;

(d)       it shall liaise and consult with OWNER whenever so requested by the OWNER.

2.        IOTA shall not assign this CONTRACT to any third party without prior consent of the OWNER. However, IOTA shall be free to perform the SERVICES and provide the OWNER’S SUPPLIES obtaining co-operation from outside professionals or using Subcontractors at its own risk and cost and on its own responsibility.

3.        IOTA shall not be responsible for any temporary suspension or delay of the SERVICES or any insufficient or improper SERVICES due to failure on the part of the OWNER in execution of any of its duties as hereinafter stipulated.

4.        IOTA shall not be liable for any loss, damage or expense whatever in any performance made by IOTA or its Agents so far as compliance with the provisions of this CONTRACT as well as the provisions of the Shipbuilding Contract between the OWNER and the BUILDER have been maintained.

5.        Notwithstanding Paragraph 4 in this Article, in case any defect, which is verified by the authorized third party as being caused due to defective SERVICES on the part of IOTA or its Agents, is discovered, IOTA shall compensate the OWNER the losses arising out of such act by making good such defect or by refunding the amount decided by the negotiation between the both parties but limited within the contractual price specified in Article IV below.

6.        IOTA shall bear and pay all taxes and duties, if any, in connection with the execution and/or the performance of the SERVICES or the provision of OWNER’S SUPPLIES.

7.        IOTA shall not disclose any contents of this CONTRACT and any information given by the OWNER for the execution of this CONTRACT to any third party without prior consent of the OWNER.

ARTICLE III: DUTIES AND RESPONSIBILITY OF THE OWNER

1.        The OWNER shall timely give IOTA all necessary documents, requirements, information and instructions without any charge for their proper execution of the SERVICES or the provision of OWNER’S SUPPLIES.

2.        In particular, the OWNER shall give a notice, approval or comment, if it is requested by IOTA on all documents and verbal questions confirmed by e-mail or telefax or other writing within ten (10) working days after such documents and questions are received by the OWNER, or the shorter period when a quick response is requested by the BUILDER.

3.        If a question or a dispute arises between IOTA and the BUILDER with respect to the interpretation of the shipbuilding Contract, the Specifications and the approved drawings, IOTA shall promptly notify this to the OWNER in writing, obtain OWNER’S consent, which OWNER must expediciously provide, and then IOTA shall proceed to solve such question or dispute through a direct negotiation with the BUILDER and shall promptly advise in writing the OWNER of the results of the solution.

4.        If a question or a dispute arises between IOTA and any of its Suppliers with respect to quality or condition of items supplied to IOTA to be delivered or fitted on board the VESSEL, IOTA shall promptly notify this to the OWNER in writing, obtain OWNER’S consent, which OWNER must expediciously provide, and then IOTA shall proceed to solve such question or dispute through a direct negotiation with the Supplier and shall promptly advise in writing the Owner of the results of the solution.

5.        The OWNER shall pay the fees and the expenses for the SERVICES and the cost of OWNER’S SUPPLIES to IOTA, as stipulated in Article IV below.

6.        The OWNER shall notify the BUILDER in writing that the OWNER have entrusted IOTA with the supervision of the design and the construction work of the VESSEL and that Dr. Gregory G. Parissis is the appointed OWNER’S REPRESENTATIVE whilst the IOTA Site Office personnel shall act as the OWNER’S SUPERVISORS with respect to supervising of the construction of the VESSEL.

7.        The OWNER shall not disclose any content of this CONTRACT to any third party without prior consent of IOTA.

ARTICLE IV: REMUNERATION FOR SERVICES AND PROCUREMENT OF OWNER’S SUPPLIES

1.        The OWNER shall pay to IOTA as a lump sum and all-inclusive remuneration (in respect of fees, costs and expenses whatsoever) the amount of USDOLLARS ONE MILLION AND SIX HUNDRED THOUSAND ($1,600,000.00) per VESSEL in the manner as provided hereunder.

2.        Above mentioned fee shall be remitted to IOTA by the telegraphic transfer, against the invoice from IOTA according to the following schedule:

(a)       5% of the amount, that is Eighty Thousand USDollars ($80,000.00) shall be paid within 5 banking days after the date on which the SHIPBUILDING CONTRACT of the VESSEL shall be come effective.

(b)       10% of the amount, that is One Hundred Sixty Thousand USDollars ($160,000.00) shall be paid within 5 banking days after the date of commencement of keel laying for the VESSEL.

(c)       40% of the amount, that is Six Hundred Forty Thousand USDollars ($640,000.00) shall be paid within 5 banking days after the date of launching of the VESSEL.

(d)       45% of the amount, that is Seven Hundred Twenty Thousand USDollars ($720,000.00) shall be paid at the date of delivery of the VESSEL with the same stipulations/provisos for payment as those covering the SHIPBUILDING CONTRACT of the VESSEL.

3.        If the delivery of the VESSEL is delayed more than fifteen (15) days beyond the scheduled delivery date being fixed by the SHIPBUILDING CONTRACT due to any reasons excluding those provided in ARTICLE V below, in such event, the OWNER shall pay to IOTA by telegraphic transfer, against the invoice from IOTA, within five (5) banking days, the amount of Fifteen Thousand USDollars ($15,000.00) per calendar month and pro-rata for a part of a calendar month for the delay thereafter beginning at midnight of the fifteenth (15th) day after the scheduled delivery date.

4.        Notwithstanding the above, if the total scope of OWNER’S SUPPLIES (that is excluding SERVICES as described in sections entitled DESIGN, BUILDING SUPERVISION and TURN KEY DELIVERY which are fixed at Three Hundred Ninety Thousand USDollars ($390,000.00), exceeds in cost or is less by more than 5% of the allocated figure of One Million Two Hundred Ten Thousand USDollars ($1,210,000.00), (that is with a margin US$60,500.00 plus or minus), then upon production of relevant evidence, IOTA and OWNER will settle the difference with an extra or credit Invoice concurrent with the Delivery instalment.

5.        The cost of OWNER’S SUPPLIES excluding SERVICES is defined as:

•          Cost of items in ARTICLE I.4

•          Plus 15% on purchase price as Handling Fee, also covering transportation CIF BUILDER’S premises and INSURANCE.

Reasons for variation to this cost are:

•          Change to the number or scope of supply.

•          Change of prices from those budgeted.

•          Change of exchange rate of U. S. Dollar versus the Chinese Yuan.

ARTICLE V: FORCE MAJEURE

1.        If the execution of the SHIPBUILDING CONTRACT is interfered with for any length of time, by Force Majeure as specified in the SHIPBUILDING CONTRACT which are beyond the control of either party, neither party shall be responsible for non-execution of this CONTRACT until all necessary conditions for the execution of the SHIPBUILDING CONTRACT have been restored.

2.        In case the execution of the SHIPBUILDING CONTRACT is interfered with by any of the causes as stipulated in the Paragraph 1 above, either party shall promptly notify the other in writing of the date of occurrence, of the detail of the cause and the period of time anticipated for suspension of the execution of this CONTRACT. Likewise, when all necessary conditions for execution of the SHIPBUILDING CONTRACT have been restored, the party shall promptly notify the other in writing of the date of restoration of the above-mentioned conditions.

3.        If either party considers it is unable to continue the CONTRACT due to occurrence of any of the Force Majeure as stipulated in Paragraph 1 above, this CONTRACT may be terminated upon agreement on the conditions for termination of the CONTRACT between the both parties.

4.        If in the procurement of OWNER’S SUPPLIES, a supplier of Machinery or Equipment falls in a state of Force Majeure, then IOTA can legitimately suspend the execution of that part of the Supplies influenced by the said Force Majeure, until such time as conditions have been restored.

ARTICLE VI: RESCISSION AND TERMINATION OF CONTRACT

1.        In the event that either of the parties hereto shall exercise his right of rescission of this CONTRACT for the appropriate and sufficient reason under this CONTRACT, the party shall notify the other thereof in writing and this CONTRACT shall be terminated as of the date notice thereof is received by the other party.

2.        IOTA has the right to declare termination of this CONTRACT by means of written notice to the OWNER in case that the fee for the SERVICES as stipulated in ARTICLE IV above is not paid within the specified time limits.

3.        The OWNER may declare termination of this CONTRACT by means of written notice to IOTA whenever IOTA does not execute the SERVICES in accordance with the provisions of this CONTRACT.

4.        Upon termination of this CONTRACT, excepting the case which falls under the Paragraph 3 above, IOTA has the right to receive remuneration for covering for the SERVICES performed and the OWNER’S SUPPLIES procured under this CONTRACT up to the termination and the OWNER also has the right to request to refund the balance of fees for the SERVICES or OWNER’S SUPPLIES which was over-paid by the OWNER in advance.

5.        Upon termination of this CONTRACT, all obligations, duties and liabilities of each of the parties hereto to the other under this CONTRACT shall be forthwith completely discharged as if this CONTRACT has never been entered into force at all, except those occurred up to the time of termination.

ARTICLE VII: QUESTION, DISPUTE AND CLAIM

Any matters not provided with in this CONTRACT shall be decided by the mutual consultation between the both parties.

Any dispute or claim arising out of, or relating to this CONTRACT or breach thereof, shall be amicably settled between the both parties.

Failing a settlement, the dispute or claim shall be settled by arbitration in London in accordance with the Rules of the London Maritime Arbitration Board. The award shall be the final and binding upon both parties.

ARTICLE VIII: APPLICABLE LAW

The formation, validity, construction and the execution of this CONTRACT shall be governed by the English Law.

ARTICLE IX: TERMS OF VALIDITY

This CONTRACT shall come into force from the date of signing by the both parties and terminate automatically when the SERVICES to be furnished by IOTA to the OWNER as stipulated herein and responsibility of the OWNER as stipulated in Article III have been completed or when the termination was agreed, confirmed or allowed pursuant to Article VI in the CONTRACT.

ARTICLE X: LANGUAGE, UNIT AND CURRENCY

All correspondence, documents, specifications, drawings, instructions and any other writings in connections with the SERVICES shall be made in English language and the metric system. The currency shall be referred to U.S.Dollar.

ARTICLE XI: AMENDMENT OF CONTRACT

If amendment to this Contract is necessary to be made by either or the both parties of the OWNER and IOTA, such amendment shall be effected in writing by mutual agreement.

ARTICLE XII: ADDRESS FOR CORRESPONDENCE

All correspondence to be made between the OWNER and IOTA in connection with the execution of this CONTRACT shall be addressed as follows:

To OWNER	:	ETON MARINE LTD.
c/o AEGEAN BUNKERING SERVICES INC.
Attention	:	Mr Apostolos Manitsas
Telephone	:	+30210 4586000
Telefax	:	+30210 4586242
E-mail	:	bunkering@aegeanoil.gr

To IOTA	:	IOTA CORPORATION
	:	123 Aldersgate Street, London EC1A 4JQ, U.K.
Attention	:	Dr. Gregory G. Parissis
Telephone	:	0044-20-7253 3660
Telefax	:	0044-20-7608 2512
E-mail	:	iotacorp@tiscali.co.uk

IN WITNESS THEREOF, the both parties hereto have caused this Contract to be executed by their representatives as of the date first above written.

For and on behalf of	For and on behalf of
ETON MARINE LTD.	IOTA CORPORATION

/s/ Apostolos Manitsas	/s/ Dr. Gregory G. Parissis
Apostolos Manitsas	Dr. Gregory G. Parissis
Authorised Signatory	Authorised Signatory